As filed with the Securities and Exchange Commission on March 9, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	22-3725387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
103 JFK Parkway, Short Hills, New Jersey 07078
(973) 921-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David J. Lewinter
Senior Vice President
General Counsel and Corporate Secretary
103 JFK Parkway
Short Hills, New Jersey 07078
(973) 921-5508
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Stephen T. Giove	William G. Farrar
Shearman & Sterling LLP	Sullivan & Cromwell LLP
599 Lexington Avenue	125 Broad Street
New York, New York 10022	New York, New York 10004
(212) 848-4000	(212) 558-4000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]
Calculation of Registration Fee

		Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Amount of
Securities to be Registered	Registered	Price	Registration Fee (1)

Senior Debt Securities	$300,000,000	$300,000,000	$32,100

(1)	The fee was calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

PROSPECTUS
$300,000,000
THE DUN & BRADSTREET CORPORATION
SENIOR DEBT SECURITIES
          We may from time to time offer to sell our senior debt securities. We may offer and sell these senior debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of the senior debt securities to be offered in supplements to this prospectus or possibly other offering material. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our senior debt securities.
      Our common stock is listed on the New York Stock Exchange under the ticker symbol “DNB.”

       Investing in our senior debt securities involves risks that are described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2006.

ABOUT THIS PROSPECTUS
      You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of any senior debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a senior debt security.
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Each time we sell or issue senior debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of senior debt securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the senior debt securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.” This prospectus may not be used to sell our senior debt securities unless it is accompanied by a prospectus supplement.
      This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the senior debt securities offered under this prospectus. That registration statement can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

1

      The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the senior debt securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 24, 2005; and

•	our Current Reports on Form 8-K filed with the SEC, not including such portions that have been furnished, on February 2, 2006, February 3, 2006 and February 27, 2006.
      Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.dnb.com. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

The Dun & Bradstreet Corporation
103 JFK Parkway
Short Hills, New Jersey 07078
Attention: Corporate Secretary
Telephone: (973) 921-5500
      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with other information.

2

USE OF PROCEEDS
      We will use the net proceeds, together with cash on hand, to repay in full the principal amount of $300 million of our 6.625% Senior Notes due March 15, 2006.

3

RATIO OF EARNINGS TO FIXED CHARGES
      Set forth below is information concerning our ratio of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.
      For these ratios “earnings” have been calculated by adding minority interest expense and fixed charges (i.e., interest expense and the portion of rental payments on operating leases estimated to represent an interest component) to Income before Provision for Income Taxes.

	Year Ended December 31,

	Pro forma
	2005		2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	15.0x	(1)	12.8x	12.4x	10.3x	9.2x	9.5x

(1)	The pro forma ratio of earnings to fixed charges was calculated assuming that the net proceeds from a $300 million offering of senior notes and the repayment in full of the principal amount of $300 million of our 6.625% Senior Notes due March 15, 2006, were effected on the first day of the fiscal year ended December 31, 2005.

4

SENIOR DEBT SECURITIES
      We may from time to time offer to sell senior debt securities. We will set forth a description of the senior debt securities that may be offered under this prospectus in a prospectus supplement or other offering material.
      Senior debt securities offered under this prospectus will be governed by a document called the “Indenture.” Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York, which acts as Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

5

LEGAL MATTERS
      The validity of the senior debt securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

6

EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7

PART II:     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The estimated expenses payable by the registrant in connection with the offering of an assumed amount of $300,000,000 of senior debt securities under this Registration Statement are as follows:

SEC registration fee	$32,100
Trustee fees and expenses	20,000
Legal fees and expenses	150,000
Accounting fees and expenses	30,000
Printing and engraving expenses	40,000
Rating agencies	195,000
Miscellaneous expenses	32,900

Total	$500,000

Item 15.	Indemnification of Directors and Officers.
      The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify and advance expenses to its currently acting and its former directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law (the “Delaware Law”), as amended from time to time.
      Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that Delaware law restricts indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where such person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that he is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.
      The Delaware Law also permits a Delaware corporation to limit each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (iv) for any transaction from which a director derived an improper personal benefit. The Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law, as amended from time to time. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.
      For information concerning the Company’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

      The Company maintains insurance, at its expense, to protect any director or officer of the Company against certain expenses, liabilities or losses.

Item 16.	Exhibits.
      The exhibits to this Registration Statement are listed on the Index to Exhibits to this Registration Statement, which Index to Exhibits is hereby incorporated by reference.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of senior debt securities offered (if the total dollar value of senior debt securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the senior debt securities offered therein, and the offering of such senior debt securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the senior debt securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of senior debt securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the senior debt securities in the registration statement to which the prospectus relates, and the offering of such senior debt securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) that, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the senior debt securities, the undersigned registrant undertakes that in a primary offering of senior debt securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the senior debt securities to the purchaser, if the senior debt securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such senior debt securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its senior debt securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the senior debt securities offered therein, and the offering of such senior debt securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the senior debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Short Hills, State of New Jersey, on March 9, 2006.

The Dun & Bradstreet Corporation
(Registrant)

By:	/s/ Steven W. Alesio

Steven W. Alesio
Chairman and Chief Executive Officer
POWER OF ATTORNEY
      Each person whose signature appears below hereby severally and individually constitutes and appoints Kathy Guinnessey and Sara Mathew, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement on Form S-3 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 9, 2006.

Signature	Title

/s/ Steven W. Alesio Steven W. Alesio	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Sara Mathew Sara Mathew	Chief Financial Officer and President, D&B International (Principal Financial Officer)

/s/ Anastasios G. Konidaris Anastasios G. Konidaris	Senior Vice President, Finance Operations (Principal Accounting Officer)

/s/ John W. Alden John W. Alden	Director

/s/ Christopher J. Coughlin Christopher J. Coughlin	Director

Signature	Title

/s/ James N. Fernandez James N. Fernandez	Director

/s/ Ronald L. Kuehn, Jr. Ronald L. Kuehn, Jr.	Director

/s/ Victor A. Pelson Victor A. Pelson	Director

/s/ Sandra E. Peterson Sandra E. Peterson	Director

/s/ Michael R. Quinlan Michael R. Quinlan	Director

/s/ Naomi O. Seligman Naomi O. Seligman	Director

/s/ Michael J. Winkler Michael J. Winkler	Director

INDEX TO EXHIBITS

Exhibit
Number			Description of Exhibits
1	.1*	—	Underwriting Agreement
4.1		—	Form of Senior Indenture (including the form of debt security)
5.1		—	Opinion of Shearman & Sterling LLP
12.1		—	Computation of Ratio of Earnings to Fixed Charges
23.1		—	Consent of Independent Registered Public Accounting Firm
23.2		—	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24.1		—	Powers of Attorney (included on signature page)
25.1		—	Statement of Eligibility of Trustee for the senior debt securities

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.